                                                    --------------------------
                                                           OMB APPROVAL
                                                    --------------------------
------                                              OMB Number:      3235-0362
FORM 5                                              Expires:  January 31, 2005
------                                              Estimated average burden
                                                    hours per response.... 1.0
                                                    --------------------------

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

              ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

[ ] CHECK BOX IF NO
    LONGER SUBJECT TO
    SECTION 16. FORM
    4 OR FORM 5
    OBLIGATIONS MAY
    CONTINUE. SEE            Filed pursuant to Section 16(a) of the Securities
    INSTRUCTION 1(b).                        Exchange Act of 1934,
[X] FORM 3 HOLDINGS                  Section 17(a) of the Public Utility
    REPORTED                 Holding Company Act of 1935 or Section 30(f) of
[X] FORM 4                              the Investment Company Act
    TRANSACTIONS                                   of 1940
    REPORTED

------------------------------------------------------------------------------------------------------------------------------------
 1. Name and Address of Reporting Person*     2. Issuer Name and Ticker or Trading Symbol  6. Relationship of Reporting Person(s) to
 Major             Craig              A.         Great Guaranty Bancshares, Inc.              Issuer (Check all applicable)
-------------------------------------------    ---------------------------------------------     X  Director         10% Owner
  (Last)          (First)          (Middle)    3. IRS or Social Security  4. Statement for      ----              ---
                                                  Number of Reporting        Month/Year             Officer (give    Other (specify
 175 New Roads Street                             Person (Voluntary)         December 2001      ----        title ---       below)
-------------------------------------------                               -------------------               below)
                 (Street)                         --------------------    5. If Amendment,
                                                                             Date of Original       -------------------------------
 New Roads        Louisiana          70702                                   (Month/Year)
-------------------------------------------                                                  7. Individual or Joint/Group Reporting
  (City)           (State)           (Zip)                                ------------------         (Check applicable line)

                                                                                                 X    Form Filed by one
                                                                                                ----  Reporting Person
                                                                                                      Form Filed by More than
                                                                                                ----  One Reporting Person
------------------------------------------------------------------------------------------------------------------------------------
                         TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
------------------------------------------------------------------------------------------------------------------------------------
 1. Title of Security         2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of Se-    6. Owner-      7. Nature
    (Instr. 3)                   action      tion         or Disposed of (D)           curities Benefi-    ship           of In-
                                 Date        Code         (Instr. 3, 4 and 5)          cially Owned at     Form:          direct
                                (Month/      (Instr.                                   end of Issuer's     Direct         Benefi-
                                 Day/        8)                                        Fiscal Year         (D) or         cial
                                 Year)                 ----------------------------    (Instr. 3 and 4)    Indirect       Owner-
                                                       Amount    (A) or      Price                         (I)            ship
                                                                 (D)                                       (Instr. 4)     (Instr. 4)

------------------------------------------------------------------------------------------------------------------------------------
Common Stock                   1997          3(1)                                           436             D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                   1/11/00       P4         200       A          $25.00                         D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                   1/31/00       P4         1,703     A          $25.00                         D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                   2/9/00        P4         652       A          $25.00                         D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                   2/14/00       P4         179       A          $25.00                         D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                   4/6/00        P4         22        A          $22.50                         D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                   1/19/01       P4         100       A          $25.00                         D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                   2/14/01       P4         210       A          $25.00                         D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                   1/9/02        S4         3000      D          $28.00         502             D
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
*If the form is filed by more than one reporting person, see Instruction 4(b)(v).

------------------------------------------------------------------------------------------------------------------------------------
                        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (e.g., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities Ac-   Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr. 8)  quired (A) or    Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/                   Disposed of (D)  (Month/Day/                           Secur-
                             ative        Year)                  (Instr. 3, 4,    Year)                                 ity
                             Security                            and 5)                                                 (Instr. 5)
                                                                               -----------------------------------
                                                                               Date    Expira-            Amount or
                                                               --------------- Exer-   tion               Number of
                                                                (A)     (D)    cisable Date       Title   Shares
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
9. Number of           10. Ownership               11. Nature of
   Derivative              of Derivative               Indirect
   Securities              Security:                   Beneficial
   Beneficially            Direct (D)                  Ownership
   Owned at End            or Indirect (I)             (Instr. 4)
   of Year                 (Instr. 4)
   (Instr. 4)

------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------
Explanation of Responses:

                                                          /s/ Craig A. Major                6/12/02
                                                          ------------------------------- ------------
                                                          **Signature of Reporting Person   Date

(1) The reporting person owned 468 shares when he became subject to Section 16 in 1997.

**    Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
      See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, see Instruction 6 for procedure.